Exhibit 99.B(d)(34)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Geneva Capital Management LLC

As of April 5, 2024, as amended June 30, 2025

SEI INSTITUTIONAL MANAGED TRUST

Tax-Managed Small/Mid Cap Fund

Small Cap Growth Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Geneva Capital Management LLC

As of April 5, 2024, as amended June 30, 2025

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Tax-Managed Small/Mid Cap Fund	[REDACTED]
Small Cap Growth Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Geneva Capital-Management LLC

By:	/s/ James Smigiel	By:	/s/ Matthew Pistorio

Name:	James Smigiel	Name:	Matthew Pistorio

Title:	Chief Investment Officer	Title:	Principal

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